EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333- 133217 of SYS on Form S-3 of our report dated August 10, 2006 (except for Note 11, as to which the date is October 17, 2006) relating to the financial statements of Ai Metrix, Inc. as of and for the years ended December 31, 2005 and 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Ai Metrix, Inc. to continue as a going concern) appearing in this Current Report of SYS on Form 8-K/A under the Securities Exchange Act of 1934 dated October 18, 2006.

/s/ Deloitte & Touche LLP

McLean, Virginia
December 21, 2006